Execution Version

AMENDMENT NO. 1
TO
EMPLOYMENT AGREEMENT
This Amendment (“Amendment”), dated as of November __, 2012, is made by and between Schnitzer Steel Industries, Inc. (the “Company”) and John D. Carter (“Executive”).
WHEREAS, the Company and Executive are parties to an amended and restated employment agreement, dated as of June 29, 2011 (the “Employment Agreement”); and
WHEREAS, the Company and Executive have agreed that Executive’s employment shall terminate due to Executive’s Retirement (as defined in the Employment Agreement) effective as of December 28, 2012; and
WHEREAS, the Company and Executive desire to amend the Employment Agreement in connection with Executive’s impending Retirement.
NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained, the Company and Executive hereby agree as follows:
1.Amendment to Section 5(a). Section 5(a) of the Employment Agreement shall, as of the date of this Amendment, be null and void and of no further force and effect and shall be amended by deleting it in its entirety and replacing it with the following:
“Intentionally omitted.”

2.    Amendment to Section 5(b). Section 5(b) of the Employment Agreement shall, as of the date of this Amendment, be null and void and of no further force and effect and shall be amended by deleting it in its entirety and replacing it with the following:
“Intentionally omitted.”

3.    Amendment to Section 7(e)(i). Subsection (i) of Section 7(e) of the Employment Agreement shall be amended by deleting it in its entirety and replacing it with the following:
“(i)    the Company shall arrange to provide Executive and his spouse with (A) health insurance benefits for a 60-month period after the date of termination, and (B) life and accident insurance benefits for a 24-month period after the date of termination, in each case, substantially similar to those benefits which Executive was receiving immediately prior to such termination (including, without limitation, under the Company’s executive health plan); provided, that the Company shall not provide any benefit otherwise receivable by Executive pursuant to this Section 7(e)(i) to the extent that a similar benefit is actually received by Executive from a subsequent employer during the applicable 60-month or 24-month period, and such benefit actually received by Executive shall be reported to the Company;”

083400-0004-13924-Active.13364566.3

4.    Amendment to Section 7(e)(ii). Section 7(e)(ii) of the Employment Agreement shall be amended by deleting it in its entirety and replacing it with the following:
“(ii)     all options to purchase Company common stock then held by Executive shall become immediately vested and exercisable in full, all restricted stock and all restricted stock units then held by Executive shall become immediately vested and all related forfeiture provisions shall lapse, and all performance shares then held by Executive shall vest to the extent provided in the applicable plan and award agreements pursuant to which such performance shares were granted. Each award agreement pursuant to which options to purchase Company common stock currently held by Executive have been granted (an “Option Agreement”) is hereby amended to provide that “employment by the Company” shall include Executive’s service as a member of the Board such that each option may be exercised at any time prior to the earlier of such option’s Expiration Date (as defined in the applicable Option Agreement) or the expiration of 12 months following the date on which Executive ceases to serve as a member of the Board; and”

5.    Amendment to Section 7(e). Section 7(e) of the Employment Agreement shall be amended by adding a new subsection (iii) as follows:
“(iii)     from December 29, 2012 through December 31, 2014 (the “Service Period”), Executive shall serve as the non-executive Chairman of the Board. During the Service Period, Executive shall receive an annual fee of $500,000 for such services, payable in arrears in quarterly installments. If Executive ceases to serve as non-executive Chairman of the Board for any reason, such annual fee will be pro-rated for the number of days served by Executive during the applicable calendar quarter. In addition, for so long as Executive serves in such position, Executive shall be entitled to access to an office at the Company’s Portland, Oregon headquarters and appropriate administrative assistant support, as well as comparable communications and information technology access and support as in effect for Executive as of December 28, 2012. The Company and Executive agree that the annual fee shall be the sole remuneration received by Executive for his services to the Board during the Service Period and that Executive shall not be eligible to receive fees for meetings or any other fees, retainers or equity-based awards that would otherwise be granted to Executive as a non-employee member of the Board.”

6.    Legal Fees. Upon proper substantiation, the Company shall reimburse Executive for reasonable legal fees and expenses incurred by Executive in connection with the negotiation and preparation of this Amendment.
7.    Counterparts. This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
8.    Ratification. All other provisions of the Employment Agreement remain unchanged and are hereby ratified by the Company and Executive.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first set forth above.
SCHNITZER STEEL INDUSTRIES, INC.

By:
Name:     Judith K. Johansen
Title:    Chair of the Compensation Committee

EXECUTIVE

By:
John D. Carter

[Signature Page to Carter Employment Agreement Amendment]